NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Common Stock of LL Flooring Holdings, Inc. (the "Company") from listing and registration on the Exchange at the opening of business on August 26, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision that the Company is no longer suitable for listing pursuant to Listed Company Manual Section 802.01D after the Company's August 11, 2024 press release and August 12, 2024 Form 8-K disclosures that the Company and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. In reaching its delisting determination, NYSE Regulation notes the uncertainty as to the ultimate effect of this process on the value of the Company's common stock. On August 12, 2024, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified on August 12, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company notified the Exchange and filed an 8-K on August 13, 2024, stating that it will waive its right to appeal. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.